Exhibit 99.1

Inari Medical Reports Fourth Quarter and Full Year 2020 Financial Results

IRVINE, Calif., March 9, 2021 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”) a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, today reported financial results for its fourth quarter and full year ended December 31, 2020.

Fourth Quarter Revenue and Business Highlights:

•	Treated a record 4,600 patients, up 24% sequentially, driving revenue of $48.6 million, which was up 26% sequentially and 144% over the prior year period.
•	Introduction of multiple new products including the Triever 20 Curve, which along with FDA clearance for clot in transit, opens a new $200 million market opportunity.
•	Presentation of data from the CLOUT DVT registry showing excellent safety and effectiveness in the most challenging subset of patients with chronic clot.
•	Ended the quarter with $164.2 million in cash, cash equivalents, and short-term investments.

“During Q4 we made important progress in our mission to treat and transform the lives of our patients,” said Bill Hoffman, CEO of Inari Medical.  “We treated a record number of patients, expanded our commercial footprint, presented positive data on chronic clot patients, introduced two new products which expand our addressable market and completed our first patient treatments in Europe.  Our team continues to execute crisply on all five of our growth drivers.  We remain committed to our cause, and we are thankful for the opportunity to serve our patients, teammates, and customers.”

Fourth Quarter 2020 Financial Results

Revenue was $48.6 million for the fourth quarter of 2020, compared to $38.7 million for the prior quarter and $19.9 million for the fourth quarter of 2019.  The increase over prior year figures was driven by continued US commercial expansion and increased product adoption.

Gross profit for the fourth quarter of 2020 was $44.9 million compared to $17.7 million for the fourth quarter of 2019.  Gross margin increased slightly to 92.4% for the fourth quarter of 2020, compared with 89.2% in the same quarter last year, due primarily to greater operating leverage.

Operating expenses were $37.9 million for the fourth quarter of 2020, compared with $16.6 million in the same quarter last year. The increase was driven primarily by personnel-related expenses to fund expansion of the commercial, research and development, clinical and support organizations, as well as expenses related to being a public company.

Net income was $7.0 million for the fourth quarter of 2020 and net income per share was $0.14 on a weighted-average basic share count of 48.7 million and $0.13 on a diluted share count of 55.2 million, compared to net income of $0.4 million and an income per share of $0.06 on a weighted-average basic share count of 6.2 million and $0.01 on a diluted share count of 44.7 million in the same period of the prior year.

Full Year 2020 Financial Results

Revenue was $139.7 million for the full year of 2020, compared to $51.1 million in 2019.

Gross profit for the full year of 2020 was $126.6 million compared to $45.2 million for 2019.  Gross margin increased slightly to 90.6% for the full year of 2020, compared with 88.4% in 2019.

Operating expenses were $108.1 million for the full year of 2020, compared with $44.4 million in 2019.

Net income was $13.8 million for the full year of 2020 and net income per share was $0.43 on a weighted-average basic share count of 32.0 million and $0.27 on a diluted share count of 51.6 million, compared to a net loss of $1.2 million and a loss per share of $0.20 on a weighted-average basic and diluted share count of 5.9 million for the prior year.

Cash, cash equivalents and short-term investments were $164.2 million as of December 31, 2020 compared to $24.0 million as of December 31, 2019.  This reflects the completion of Inari’s underwritten public offering which raised a total of $164.4 million of net proceeds (after underwriting fees and offering expenses) and cash provided by operating activities, offset by the $20.7 million net repayment of debt and cash used in investing activities.

COVID-19 and Guidance

Despite ongoing challenges and uncertainties in its operating environment due to the COVID-19 pandemic, Inari Medical is providing financial guidance as follows:

•	For the first quarter of 2021, revenue of $54 to $56 million, and,
•	For the full-year 2021, revenue of $225 to $235 million.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the fourth quarter financial results after market close on Tuesday, March 9, 2021 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 519-1265 for U.S. callers or (914) 800-3838 for international callers, using conference ID: 5271485. The live webinar can be accessed at https://ir.inarimedical.com.

About Inari Medical, Inc.

Inari Medical, Inc. is a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases. Inari has developed two minimally-invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of pulmonary embolism and cleared by the FDA for clot in transit in the right atrium.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include financial guidance regarding first quarter and full year 2021 revenue and the potential impact of COVID-19 on the business, and are based on Inari’s current expectations, forecasts and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2020 and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

Westwicke Partners

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

Inari Medical, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue	$48,610	$19,887	$139,670	$51,129
Cost of goods sold	3,686	2,138	13,106	5,911
Gross profit	44,924	17,749	126,564	45,218
Operating expenses
Research and development	6,535	2,709	18,399	7,220
Selling, general and administrative	31,393	13,869	89,746	37,197
Total operating expenses	37,928	16,578	108,145	44,417
Income (loss) from operations	6,996	1,171	18,419	801
Other income (expense)
Interest income	75	23	484	89
Interest expense	(75)	(238)	(1,135)	(920)
Change in fair value of warrant liabilities	—	(395)	(3,317)	(957)
Other expenses	(11)	(205)	(662)	(205)
Total other expenses	(11)	(815)	(4,630)	(1,993)
Net income (loss)	$6,985	$356	$13,789	$(1,192)
Other comprehensive income
Unrealized gain on available-for-sale securities	4	—	4	—
Comprehensive income (loss)	$6,989	$356	$13,793	$(1,192)
Net income (loss) per share
Basic	$0.14	$0.06	$0.43	$(0.20)
Diluted	$0.13	$0.01	$0.27	$(0.20)
Weighted average common shares used to compute net income (loss) per share,
Basic	48,742,302	6,226,610	32,033,827	5,887,542
Diluted	55,221,012	44,660,631	51,554,996	5,887,542

Inari Medical, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$114,229	$23,639
Restricted cash	50	50
Short-term investments	49,981	—
Accounts receivable, net	28,008	11,302
Inventories, net	10,597	3,953
Prepaid expenses and other current assets	2,808	464
Total current assets	205,673	39,408
Property and equipment, net	7,498	3,331
Restricted cash	338	338
Deposits and other assets	583	1,469
Total assets	$214,092	$44,546
Liabilities, Mezzanine Equity and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$3,047	$2,549
Payroll-related accruals	8,198	5,225
Accrued expenses and other current liabilities	2,593	1,096
Total current liabilities	13,838	8,870
Notes payable, net	—	19,481
Warrant liabilities	—	1,169
Total liabilities	13,838	29,520
Commitments and contingencies (Note 6)
Mezzanine equity
Redeemable convertible preferred stock, par value $0.001, no shares authorized, issued, and outstanding as of December 31, 2020; 32,225,227 shares authorized, 31,968,570 shares issued and outstanding as of December 31, 2019; aggregate liquidation preference of zero as of December 31, 2020 and $54,415 as of December 31, 2019	—	54,170
Stockholders' equity (deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2020; no shares authorized, issued, and outstanding as of December 31, 2019	—	—
Common stock, $0.001 par value, 300,000,000 and 49,019,607 shares authorized as of December 31, 2020 and 2019, respectively; 49,251,614 and 6,720,767 shares issued and outstanding as of December 31, 2020 and 2019, respectively	49	7
Additional paid in capital	227,624	2,061
Accumulated other comprehensive income	4	—
Accumulated deficit	(27,423)	(41,212)
Total stockholders' equity (deficit)	200,254	(39,144)
Total liabilities, mezzanine equity and stockholders' equity (deficit)	$214,092	$44,546